Exhibit 4.1

EXECUTION VERSION

KRAFT FOODS INC.

OFFICERS’ CERTIFICATE

January 10, 2012

Reference is made to Section 301 of the Indenture dated as of October 17, 2001, by and between Kraft Foods Inc., a Virginia corporation (the “Company”) and Deutsche Bank Trust Company Americas (as successor to The Bank of New York, as successor to The Chase Manhattan Bank), as Trustee (the “Indenture”), and the Terms Agreement dated January 5, 2012 (the “Terms Agreement”), which incorporates the Amended and Restated Underwriting Agreement dated February 28, 2011 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the Underwriters named therein, relating to the offer and sale by the Company of $800,000,000 aggregate principal amount of its Floating Rate Notes due 2013. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Indenture, the Underwriting Agreement or the Terms Agreement, as the case may be. The undersigned Executive Vice President and Chief Financial Officer, in the case of David A. Brearton, and Vice President and Corporate Secretary, in the case of Carol J. Ward, of the Company, hereby certify that the Senior Vice President and Treasurer has authorized the issue and sale of the Notes by the Company, and, in connection with such issue, has determined, approved or appointed, as the case may be, the following:

(a)	Title: Floating Rate Notes due 2013 (the “Notes”).

(b)	Principal Amount: $800,000,000 aggregate principal amount of Notes.

(c)	Interest: Interest on the Notes is payable quarterly on January 10, April 10, July 10 and October 10 of each year, commencing on April 10, 2012, to persons in whose name a Note is registered at the close of business 15 calendar days before the interest payment date. The Notes will bear interest at a rate per annum of LIBOR (as determined in accordance with the description reflected in the Company’s Prospectus Supplement relating to the Notes dated January 5, 2012 (the “Prospectus Supplement”) under the caption “Description of Notes—Interest”) plus 0.875%, which LIBOR rate will be reset quarterly on January 10, April 10, July 10 and October 10.

Interest on the Notes will be computed and paid on the basis of a 360-day year and the actual number of days in each interest payment period.

(d)	Form and Denominations: Fully-registered book-entry form only represented by one or more permanent global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(e)	Maturity: The Notes will mature on July 10, 2013.

(f)	Special Mandatory Redemption: Upon the public announcement of the record date for the proposed spin-off of the Company’s North American grocery business to its shareholders, the Company will be required to issue a notice of redemption of all of the Notes, in accordance with the description included in the Prospectus Supplement under the caption “Description of Notes—Special Mandatory Redemption”.

(g)	Change of Control: Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. within a specified period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Prospectus Supplement under the caption “Description of Notes—Change of Control.”

(h)	Optional Redemption: The Company may, at its option, redeem the Notes in whole, but not in part, upon the occurrence of specified tax events as set forth in the global note representing the Notes attached hereto as Exhibit A. The Notes may not otherwise be redeemed at the option of the Company prior to maturity.

(i)	Payment of Additional Amounts: Section 1010 of the Indenture shall be applicable to the Notes, except that the term “Holder,” when used in Section 1010 of the Indenture, shall mean the beneficial owner of a Note or any person holding on behalf or for account of the beneficial owner of a Note.

(j)	Sinking Fund: None.

(k)	Conversion or Exchange: The Notes will not be convertible or exchangeable into other securities of the Company or another Person.

(l)	Purchase Price: 99.85% of the principal amount of the Notes, plus accrued interest, if any, from January 10, 2012.

(m)	Place of Payment: Payments of principal and interest on the Notes will be made to The Depository Trust Company as the registered owner of the global security.

(n)	Events of Default and Restrictive Covenants: As set forth in the Indenture.

(o)	Trustee: Deutsche Bank Trust Company Americas.

(p)	Form of Notes: Attached as Exhibit A to this Officers’ Certificate delivered in connection with the delivery of the Notes. The further terms of the Notes shall be as set forth in the Prospectus and Exhibit A hereto.

(q)	Price to Public: 100% of the principal amount of the Notes.

IN WITNESS WHEREOF, the undersigned Executive Vice President and Chief Financial Officer and Vice President and Corporate Secretary, respectively, of the Company, have executed this Certificate as of the date first written above.

KRAFT FOODS INC.

By:	/s/ David A. Brearton
Name: Title:	David A. Brearton Executive Vice President and Chief Financial Officer

By:	/s/ Carol J. Ward
Name: Title:	Carol J. Ward Vice President and Corporate Secretary

[Officers’ Certificate under Section 301 of the Indenture]